Amendment to Investment Sub-Advisory Agreement
between Curian Capital, LLC, Mellon Capital Management Corporation,
and Curian Variable Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Mellon Capital Management Corporation, a corporation organized under the laws of Delaware and registered investment adviser (“Sub-Adviser”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, Sub-Adviser, and Trust entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011, as amended (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a “Fund” and collectively, the “Funds”).

Whereas, the parties have agreed to amend Schedule A and Schedule B of the Agreement to amend the following Fund’s name (“Fund Name Change”) as follows:

Fund Name Change (effective April 29, 2013)

Curian Dynamic Risk Advantage – Aggressive Fund to
Curian Dynamic Risk Advantage – Growth Fund.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 29, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 29, 2013, attached hereto.

3.	This Amendment may be executed in two or more counterparts, which together shall constitute one document.

                In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of April 29, 2013, effective as of April 29, 2013.

Curian Capital, LLC		Mellon Capital Management Corporation

By:	/s/ Michael A. Bell	By:	/s/ Janet Lee
Name:	Michael A. Bell	Name:	Janet Lee
Title:	President and Chief Executive Officer	Title:	Director

Curian Variable Series Trust

By:	/s/ Diana R. Gonzalez
Name:	Diana R. Gonzalez
Title:	Assistant Vice President

Schedule A
Dated April 29, 2013
 (Funds)

Curian Tactical Advantage 35 Fund
Curian Tactical Advantage 60 Fund
Curian Tactical Advantage 75 Fund
Curian Dynamic Risk Advantage – Diversified Fund
Curian Dynamic Risk Advantage – Growth Fund
Curian Dynamic Risk Advantage – Income Fund

A-1

Schedule B
Dated April 29, 2013
(Compensation)

Fund	Assets	Annual Rate (Based on Average Net Assets of each Fund)
Curian Tactical Advantage 35 Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	.090% . 060% . 030% . 015%
Curian Tactical Advantage 60 Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	.090% . 060% . 030% . 015%
Curian Tactical Advantage 75 Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	.090% . 060% . 030% . 015%
Curian Dynamic Risk Advantage – Diversified Fund	$0 to $100 million $100 to $200 million Over $200 million	.45% .35% .25%
Curian Dynamic Risk Advantage – Growth Fund	$0 to $100 million $100 to $200 million Over $200 million	.45% .35% .25%
Curian Dynamic Risk Advantage – Income Fund	$0 to $50 million $50 to $100 million $100 to $750 million Over $750 million	.090% . 060% . 030% . 015%

B-1